                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                               November 24, 1997

                                  by and among

                       Davel Communications Group, Inc.,

                           Panther Acquisition Corp.

                                      and

                          Communications Central Inc.

                               TABLE OF CONTENTS


ARTICLE I
     [RESERVED]

ARTICLE II
     THE MERGER
          SECTION 2.01    The Merger........................................   1
          SECTION 2.02    Conversion of Shares. ............................   2
          SECTION 2.03    Exchange of Shares. ..............................   2
          SECTION 2.04    Dissenting Shares. ...............................   4
          SECTION 2.05    Stock Options and Warrants. ......................   4

ARTICLE III
     THE SURVIVING CORPORATION
          SECTION 3.01    Certificate of Incorporation......................   5
          SECTION 3.02    Bylaws............................................   5
          SECTION 3.03    Directors and Officers............................   5

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          SECTION 4.01    Corporate Organization............................   5
          SECTION 4.02    Authorization.....................................   6
          SECTION 4.03    Capital Stock.....................................   6
          SECTION 4.04    Subsidiaries......................................   7
          SECTION 4.05    Consents and Approvals; No Violation..............   7
          SECTION 4.06    SEC Reports and Financial Statements..............   8
          SECTION 4.07    Absence of Undisclosed Liabilities................   8
          SECTION 4.08    Changes...........................................   8
          SECTION 4.09    Investigations; Litigation........................   9
          SECTION 4.10    Environmental and Safety Matters..................  10
          SECTION 4.11    Taxes.............................................  12
          SECTION 4.12    Employment Agreements.............................  13
          SECTION 4.13    Change of Control Provisions......................  13
          SECTION 4.14    Employee Benefit Plans............................  13
          SECTION 4.15    Licenses..........................................  14
          SECTION 4.16    Trademarks, Trade Names, Patents, etc. ...........  15
          SECTION 4.17    Compliance with Other Instruments and Laws........  15
          SECTION 4.18    Employees.........................................  15
          SECTION 4.19    Disclosure........................................  15
          SECTION 4.20    Rights Agreement..................................  16
          SECTION 4.21    Certain Fees......................................  16


          SECTION 4.22    Opinion of Financial Advisor......................  16
          SECTION 4.23    Phones............................................  16
          SECTION 4.24    Average Net Revenue...............................  16

ARTICLE V
     REPRESENTATIONS AND WARRANTIES OF BUYER
          SECTION 5.01    Corporate Organization............................  17
          SECTION 5.02    Authorization.....................................  17
          SECTION 5.03    Proxy Statement; Other Information................  17
          SECTION 5.04    Consents and Approvals; No Violations.............  17
          SECTION 5.05    Financing.........................................  18
          SECTION 5.06    Certain Fees......................................  18

ARTICLE VI
     COVENANTS OF THE COMPANY
          SECTION 6.01    Conduct of Business by the Company Pending
                          the Merger........................................  18
          SECTION 6.02    Shareholders' Meeting; Proxy Material.............  20
          SECTION 6.03    Access to Information.............................  20
          SECTION 6.04    No Solicitation...................................  21
          SECTION 6.05    Representations; Schedules........................  21
          SECTION 6.06    Corporate Organization............................  22

ARTICLE VII
     COVENANTS OF BUYER
          SECTION 7.01    Confidentiality...................................  22
          SECTION 7.02    Obligations of Newco..............................  22
          SECTION 7.03    Indemnification...................................  22

ARTICLE VIII
     COVENANTS OF BUYER AND THE COMPANY
          SECTION 8.01    Best Efforts......................................  23
          SECTION 8.02    Certain Filings...................................  23
          SECTION 8.03    Public Announcements..............................  23
          SECTION 8.04    Further Assurances................................  24
          SECTION 8.05    Notices of Certain Events.........................  24

ARTICLE IX
     CONDITIONS TO THE MERGER
          SECTION 9.01    Conditions to the Obligations of Each Party.......  24

ARTICLE X
     TERMINATION
          SECTION 10.01   Termination.........................................26
          SECTION 10.02   Waiver..............................................27
          SECTION 10.03   Closing.............................................27
          SECTION 10.04   Effect of Termination; Termination Fee..............27

ARTICLE XI
     MISCELLANEOUS
          SECTION 11.01   Notices.............................................28
          SECTION 11.02   Survival of Representations and Warranties..........29
          SECTION 11.03   Amendments; No Waivers..............................29
          SECTION 11.04   Expenses............................................29
          SECTION 11.05   Successors and Assigns..............................30
          SECTION 11.06   Governing Law.......................................30
          SECTION 11.07   Counterparts; Effectiveness.........................30
          SECTION 11.08   Headings............................................30
          SECTION 11.09   No Third Party Beneficiaries........................30

                         AGREEMENT AND PLAN OF MERGER


          AGREEMENT dated as of November 24, 1997 by and among Davel Communications Group, Inc., an Illinois corporation ("Buyer"), Panther Acquisition Corp., a Georgia corporation and a wholly-owned subsidiary of Buyer ("Newco"), and Communications Central Inc., a Georgia corporation (the "Company").

                                   RECITALS
                                   --------

          The Boards of Directors of Buyer, Newco and the Company deem it advisable and in the best interests of the shareholders of such corporations to effect the merger of Newco and the Company pursuant to this Agreement.

          The respective Boards of Directors of Buyer, Newco and the Company have approved the acquisition of the Company by Buyer, and the Board of Directors of the Company has unanimously resolved to recommend that it be approved by the shareholders of the Company.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:


                                   ARTICLE I

                                  [RESERVED]


                                  ARTICLE II

                                  THE MERGER

          SECTION 2.01  The Merger.

          (a) At the Effective Time (as defined in Section 2.01(b)), Newco shall be merged (the "Merger") with and into the Company in accordance with the Georgia Business Corporation Code (the "Georgia Law"), whereupon the separate existence of Newco shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation"). The Merger is sometimes hereinafter referred to as the "Transaction."

          (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Newco will file a certificate of merger with the Secretary of State of the State of Georgia (the "Georgia Certificate of Merger") and make all other filings or recordings required by the Georgia Law in connection with the Merger. The Merger shall become effective at such time as the Georgia Certificate of Merger is duly filed with the Secretary of State of the State of Georgia and any additional requirements of the Georgia Law are complied with or at such later time as is specified in the Georgia Certificate of Merger (the "Effective Time").

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Newco, all as provided under the Georgia Law.

          SECTION 2.02  Conversion of Shares.

          (a) At the Effective Time and by virtue of the Merger and without any action on the part of the holders thereof:

               (i) each share of capital stock of the Company held by the Company as treasury stock or owned by Buyer, Newco or any subsidiary of either of them immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

               (ii) each share of capital stock of Newco outstanding immediately prior to the Effective Time shall be converted into and become one share of capital stock of the Surviving Corporation with the same rights and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

               (iii) each share of common stock of the Company, $.01 par value per share, and the associated share purchase right of the Company (a "Share") outstanding immediately prior to the Effective Time shall, except as otherwise provided in clause (i) or clause (ii) of this subsection or as provided in Section 2.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $10.50 in cash without interest;

          (b) The consideration into which each Share is to be converted pursuant to clause (iii) of subsection (a) above is referred to herein as the "Merger Consideration."

          SECTION 2.03  Exchange of Shares.

          (a) Prior to the Effective Time, Buyer shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be made available, Buyer shall assume that no shareholder of the Company will perfect his right to appraisal of his Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange.

          (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

          (c) If any portion of the Merger Consideration payable in respect of any Share is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) After the Effective Time, there shall be no further registration of transfers of shares of capital stock of the Company which were outstanding immediately prior to the Effective Time.

          (e) Until the Merger Consideration is paid in respect of the Shares, the Exchange Agent may invest portions thereof as Buyer directs, provided that all such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $250,000,000 (collectively, "Permitted Investments") or in money market funds which are invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Buyer. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to subsection (a) of this Section that remains unclaimed by the holders of Shares entitled thereto six months after the Effective Time shall be returned to Buyer, upon demand. Buyer shall not be liable to any shareholder of the Company for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares who would otherwise be entitled thereto six months after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any person previously entitled thereto.

          (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to paragraph (a) of this Section 2.03 to pay for Shares for which appraisal rights shall have been perfected shall be returned to Buyer, upon demand.

          SECTION 2.04 Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the Georgia Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or waives, rescinds, withdraws or otherwise loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration payable in respect of such Shares pursuant to
Section 2.02. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

          SECTION 2.05  Stock Options and Warrants.

          (a) At or immediately prior to the Effective Time, the Company shall use its best efforts to cause (i) all outstanding employee stock options to purchase Shares granted under any employee stock option or compensation plan or arrangement of the Company and (ii) all outstanding warrants to purchase Shares of the Company, 200,000 of which have been issued to First Union National Bank and 34,500 of which have been issued to former employees of Perot Systems Corporation (the "Warrants"), to be canceled, and each holder of any such exercisable option or Warrant shall be paid by the Company immediately prior to the Effective Time for each such option or Warrant an amount (funded by Buyer) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price then in effect of such option or Warrant by (ii) the number of Shares such holder could have purchased had such holder exercised such option or Warrant in full immediately prior to the Effective Time (whether or not such option or Warrant is actually vested or exercisable at such time) without giving effect to any antidilutive changes in the number of such Shares arising from the Merger.

          (b) Prior to the Effective Time, the Company shall use its best efforts to obtain any consents from holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements and from holders of Warrants that are necessary to give effect to the transactions contemplated by paragraph (a) of this Section. Except as otherwise agreed to by Buyer and the Company, the Company shall take all action necessary to ensure that (i) the Company's 1991 Stock Option Plan, 1993 Stock Option Plan, as amended and restated as of October 11, 1995, and the Stock Option Plan for Directors (collectively, the "Stock Option Plans") shall have been terminated as of the Effective Time and the provision in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof, shall be canceled as of the Effective Time, and (ii) following the Effective Time, (A) no participant in any Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Buyer, the Company, the Surviving Corporation or any Subsidiary thereof and all such plans shall have been terminated, and (B) the Company will not be bound by any convertible security, option, warrant, right or agreement which would entitle any person to own any capital stock of the Buyer, the Company, the Surviving Corporation or any Subsidiary thereof.


                                  ARTICLE III

                           THE SURVIVING CORPORATION

          SECTION 3.01 Certificate of Incorporation. The certificate of incorporation of Newco in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be "Communications Central Inc."

          SECTION 3.02 Bylaws. The bylaws of Newco in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

          SECTION 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, (a) the directors of Newco at the Effective Time shall constitute the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                  ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Buyer and Newco that:

          SECTION 4.01 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 4.01 hereto, the Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified or to be in good standing will not, individually or in the aggregate, have a material adverse effect on the business, assets, condition

(financial or otherwise) or results of operations of the Company and the Subsidiaries (as hereinafter defined) taken as a whole (a "Material Adverse Effect").

          SECTION 4.02 Authorization. The Company has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors, have been approved by the Board of Directors prior to either Buyer or Newco becoming an "interested shareholder" as defined in Section 14-2-1112 of the Georgia Law and have been approved as otherwise required by the Company's articles of incorporation, as amended. Except for the approval, if required, of this Agreement and the Merger by the Company's shareholders, no other corporate proceeding on the part of the Company is necessary for the execution and delivery of this Agreement by the Company, the performance of the Company's obligations hereunder or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally or by the availability of equitable remedies generally.

          Without limiting the generality of the foregoing, the Company's Board of Directors, at a meeting duly called and held, (i) unanimously determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, are fair to and in the best interests of the Company's shareholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and resolved to recommend the adoption and approval of this Agreement and the Merger by the Company's shareholders and (iii) has taken any and all additional actions as may be necessary to cause the provisions of Section 14-2-1111 of the Georgia Law and the restrictions contained in Section 14-2-1132 of the Georgia Law and Article VII of the Company's articles of incorporation to be inapplicable to the Merger. The actions taken by the Company and its Board of Directors in connection with the Merger are sufficient to render the relevant provisions of such Section 14-2-1111 and the restrictions contained in Section 14-2-1132 of the Georgia Law and Article VII of the Company's articles of incorporation inapplicable to the Merger.

          SECTION 4.03 Capital Stock. The authorized capital stock of the Company consists of: (a) 50,000,000 Shares, of which, as of November 24, 1997, there were 6,285,987 Shares issued and outstanding (and no Shares held in the Company's treasury) and (b) 2,000,000 shares of preferred stock, $.01 par value, of which no shares are issued or outstanding. All of the outstanding Shares and all of the outstanding shares of capital stock of the Company's Subsidiaries (as defined in Section 4.04 hereof) have been validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except for options to acquire not more than 900,000 Shares pursuant to the Stock Option Plans and the Warrants exercisable for not more than 234,500 Shares, there are no outstanding subscriptions, options, warrants, rights, contracts or other arrangements or commitments obligating the Company to issue any shares of its capital stock or any securities convertible into or exchangeable for shares of its capital stock.

          SECTION 4.04 Subsidiaries. Schedule 4.04 hereto lists all direct and indirect subsidiaries of the Company (each, a "Subsidiary" and collectively, the "Subsidiaries"). Except as listed in Schedule 4.04 hereto, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule
4.04 hereto, each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing will not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.04 hereto, all outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any liens, claims or encumbrances.

          SECTION 4.05 Consents and Approvals; No Violation. Except as set forth on Schedule 4.05 hereto and except for (a) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (b) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (c) the filing and recordation of the Georgia Certificate of Merger as required by Georgia Law, (d) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (e) filing with, and approval of, the Nasdaq Stock Market and the SEC with respect to the delisting and deregistration of the Shares, and (f) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states, no filing with or prior notice to, and no permit, authorization, consent or approval of, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality is necessary for the consummation by the Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the articles of incorporation, as amended, or bylaws of the Company or any Subsidiary, (ii) except as set forth on Schedule 4.05, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or, (iii) violate any federal, state, local or foreign order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect.

           SECTION 4.06  SEC Reports and Financial Statements.

          (a) Since June 30, 1995, the Company has filed all required forms, reports and documents with the United States Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the Securities Act of 1933 and the rules and regulations promulgated thereunder (the "Securities Act") and the Exchange Act (hereinafter collectively referred to as the "Company Reports"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. The Company has previously furnished to Buyer copies of all such Company Reports.

          (b) None of such forms, reports or documents, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c) The consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and changes in financial position (including, without limitation, the related notes thereto) of the Company and the Subsidiaries included in the financial statements contained in the Company's Annual Report on Form 10-K for the year ended June 30, 1997 (the "Company 10-K") and in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (the "Company 10-Q"), present fairly the consolidated financial position of the Company and the Subsidiaries as of their respective dates, and the results of consolidated operations and changes in consolidated financial position for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, and subject in the case of unaudited interim financial statements to normal year-end audit adjustments.

          SECTION 4.07 Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liabilities (whether absolute, accrued or contingent), except: (a) liabilities, obligations or contingencies that are accrued and reserved against in the consolidated balance sheet of the Company and the Subsidiaries as of June 30, 1997 or reflected in the notes thereto, (b) liabilities incurred since June 30, 1997 in the ordinary course of business, (c) liabilities disclosed in Schedule 4.07 hereto or (d) liabilities which, individually or in the aggregate, would not have a Material Adverse Effect.

          SECTION 4.08 Changes. Since the date of the Company 10-K, and except as set forth in the Company 10-K, the Company 10-Q and the Company's Current Reports on Form 8-K dated August 13, 1997, August 29, 1997, September 22, 1997, October 10, 1997 and October 21, 1997 and except as otherwise disclosed in Schedule 4.08 hereto:

          (a) there has been no material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole;

          (b) except as permitted by this Agreement, there has been no direct or indirect redemption, purchase or other acquisition of any shares of the Company's capital stock, or any declaration, setting aside or payment of any dividend or other distribution by the Company in respect of the Company's capital stock, or any issuance of any shares of capital stock of the Company, or any granting to any person of any option to purchase or other right to acquire shares of capital stock of the Company or any stock split or other change in the Company's capitalization;

          (c) neither the Company nor any Subsidiary has entered into or agreed to enter into any new or amended contract with any unions representing employees of the Company or any subsidiary;

          (d) neither the Company nor any Subsidiary has entered into or agreed to enter into any new or amended contract with any of the officers thereof or otherwise increased the compensation payable to the officers or directors of any such entity; and

          (e) neither the Company nor any Subsidiary has (i) entered into or amended any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan except as required by law or regulations or (ii) made any contribution to any such plan except for contributions specifically required pursuant to the terms thereof.

           SECTION 4.09  Investigations; Litigation.

          (a) Except as described in Schedule 4.09(a), and other than reviews pursuant to the HSR Act, there are, to the knowledge of the Company, no pending investigations, reviews or inquiries by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality with respect to the Company or any Subsidiary or with respect to the activities of any officer, director or employee of the Company (an "Investigation"), nor to the knowledge of the Company is an Investigation threatened, nor has any such governmental entity indicated to the Company or any executive officer of the Company an intention to conduct an Investigation, other than Investigations which, if the resolution thereof were adverse, would not, individually or in the aggregate, have a Material Adverse Effect. For the purpose of this Agreement, "knowledge of the Company" shall be deemed to mean the actual knowledge, after due inquiry, of any executive officer of the Company.

          (b) Except as described in Schedule 4.09(b) hereto, (i) there are no actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before any court or before any administrative agency or administrative officer or executive, whether federal, state, local or foreign, which seek to enjoin the Merger or which if adversely determined would, individually or in the aggregate, have a Material Adverse Effect, (ii) there are no outstanding domestic or foreign judgments, decrees or orders against the Company or any Subsidiary enjoining any of them in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area that, individually or in the aggregate, have a Material Adverse Effect, (iii) neither the Company nor any Subsidiary is in violation of, and none of them has received any claim or notice that it is in violation of, any federal, state, local or foreign laws, statutes, rules, regulations or orders promulgated or judgments entered by any federal, state, local or foreign court or governmental authority or instrumentality, which violations, individually or in the aggregate, have a Material Adverse Effect; (iv) there are no actions pending, or to the knowledge of the Company, threatened against the directors or any director of the Company alleging a breach of such directors' or director's fiduciary duties, except for such actions or threatened actions as outside legal counsel of the Company, acting in good faith, advises the Company are not likely to prevail in any material respect; and (v) to the knowledge of the Company, there are no claims, actions or proceedings pending or threatened against the Company arising out of the transactions consummated pursuant to the Agreement dated August 21, 1997 among the Company, Invision Telecom, Inc. and Talton Holdings, Inc.

           SECTION 4.10  Environmental and Safety Matters.

          (a) The Company and its Subsidiaries have complied in all material respects and are in compliance in all material respects with all applicable Environmental and Safety Requirements. "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law in each case concerning public health and safety, worker health and safety, and pollution or protection of the environment (including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation). "Release" has the meaning set forth in CERCLA (as defined below).

          (b) Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of their facilities and the operation of their business, except where the failure to obtain or comply with such permits, licenses and other authorizations will not have a Material Adverse Effect.

          (c) The Company and its Subsidiaries have not received any written or oral notice, report or other information regarding any material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or material investigatory, removal, remedial or corrective obligations, relating to the Company or its Subsidiaries, or any of their respective current or former properties and facilities, and arising under Environmental and Safety Requirements.

          (d) Except as set forth on Schedule 4.10(d) hereto, none of the following exists at any property or facility currently owned or operated by the Company or its Subsidiaries:

               1)  Underground storage tanks;
               2)  Asbestos-containing material in any form or condition;
               3)  Materials or equipment containing polychlorinated biphenyls;
                   or
               4) Landfills, surface impoundments, waste piles or other waste management, treatment, storage or disposal areas.

          (e) The Company and its Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including without limitation any hazardous substance, or owned or operated any facility or property, so as to give rise to liabilities of the Company or its Subsidiaries for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, or similar state Environmental and Safety Requirements.

          (f) To the knowledge of the Company, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

          (g) Neither the Company nor its Subsidiaries have, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for removal, corrective or remedial action, of any other Person relating to any Environmental and Safety Requirements.

          (h) To the knowledge of the Company, no Environmental Lien has attached to any property currently owned, leased or operated by the Company or any Subsidiary. "Environmental Lien" means a lien, either recorded or unrecorded, in favor of any governmental entity, relating to any liability arising under Environmental and Safety Requirements.

          (i) Without limiting the foregoing, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or its Subsidiaries, or, to the Company's knowledge, any predecessor or affiliate thereof, will prevent, hinder or limit continued compliance in all material respects by the Company with applicable Environmental and Safety Requirements, give rise to any material investigatory, removal, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including without limitation any relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resource damage.

          SECTION 4.11 Taxes. Except as set forth on Schedule 4.11 hereto, each of the Company and each of the Subsidiaries has timely filed (or has or will have had filed on its behalf) all federal, state, local and foreign income and other tax returns, reports and declarations which are or were required by applicable law to have been filed at or before the Effective Time, except where the failure to so timely file does not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and the Subsidiaries has paid or will pay (or has or will have paid on its behalf), or where payment is not required to be made, has made or will make adequate provision in reserves established on its financial statements and accounts for the payment of, all taxes (including, without limitation, all taxes required to be withheld, or any interest and penalties on any taxes), in respect of the periods covered by said returns, reports and declarations or any other taxable period ending on or before the Effective Time. The foreign and federal income tax returns of the Company and the Subsidiaries have been audited and settled through, or the statute of limitations has expired with respect to, the taxable year ended June 30, 1994. Except as set forth on Schedule 4.11 hereto, neither the Company nor any Subsidiary has waived or extended, or requested any waiver or extension of, any limitation period for audit or assessment of any tax liability. All material returns, reports and declarations required to be made, including, without limitation, any amendments to date, have been prepared in good faith and are complete and accurate in all material respects. To the knowledge of the Company, neither the Company nor any of the Subsidiaries will have any material liability with respect to any such taxes, including, without limitation, interest and/or penalties thereon, in excess of the amount so paid or the reserves so established on the books of the Company or such Subsidiary. Except as set forth on Schedule 4.11 hereto, neither the Company nor any of the Subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge required to be paid by it. No deficiencies for any tax, assessment or governmental charge have been asserted or assessed against the Company or any of the Subsidiaries which have not been paid, settled or adequately provided for through reserves established in the financial statements and accounts and, to the knowledge of the Company, there is no basis for any such deficiency, assessment or charge which would be material to the Company and the Subsidiaries taken as a whole. No election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), has been or shall hereafter be made to treat the Company or any of the Subsidiaries as a consenting corporation (as defined in Section 341(f) of the Code). Neither the Company nor any of its Subsidiaries is a U.S. real property holding corporation within the meaning of Code Section 897(c)(2).

          SECTION 4.12  Employment Agreements.  Except as disclosed in Schedule
4.12 hereto, there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between the Company or any Subsidiary, on the one hand, and any directors, officers or other employees of the Company or any Subsidiary, on the other hand.

          SECTION 4.13  Change of Control Provisions.  Except as disclosed in
Schedule 4.l3 hereto, none of the arrangements, agreements or understandings set forth in Section 4.12 hereto and none of the Company's or any Subsidiary's employee benefit plans, programs or arrangements contains any provision that would become operative as the result of a change of control of the Company or that will become operative as a result of the Merger or any other transactions contemplated by this Agreement.

           SECTION 4.14  Employee Benefit Plans.

          (a) Except as set forth in Schedule 4.14(a) hereto, all of the (i) Plans (as defined in clause (b) of this Section 4.14), and (ii) other bonus, insurance, pension, profit sharing, retirement, health, and other benefit plans, stock option plans and stock purchase or ownership plans currently maintained by the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries is a party may be terminated by the Surviving Corporation following the Effective Time without financial penalty or premium and there will be no obligation of the Surviving Corporation or Buyer following the Effective Time to issue any shares of their respective capital stock pursuant to any of the foregoing or otherwise following the Effective Time. Except as set forth in Schedule 4.14(a) hereto, no payment by the Company or any of the Subsidiaries to any person (whether payable or distributable pursuant to the foregoing agreements and plans, this Agreement or otherwise) will be nondeductible by the Company or any of the Subsidiaries for federal income tax purposes because of Section 280G of the Code.

          (b) All employee benefit plans within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or any of the Subsidiaries since June 30, 1995 (collectively, the "Plans") are in compliance in all material respects with, and have been administered and operated in all material respects in accordance with, the terms of such Plans and applicable law, and the Internal Revenue Service has determined that each such Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and that each related trust is exempt from tax under
     Section 501(a) of the Code. No event which constitutes a "reportable event" as defined in Section 4043 of ERISA has occurred and is continuing with respect to any Plan subject to Title III of ERISA. No material liability under any statutes, orders, governmental rules or regulations applicable to any Plan, including, without limitation, ERISA and the Code, has been or may reasonably be expected to be in-curred with respect to any Plan (other than liabilities for the payment of contributions and benefits in the ordinary course). No Plan has been terminated pursuant to Title IV of ERISA. To the best knowledge of the Company, no event has occurred and no condition exists with respect to any Plan which presents a material risk of termination or partial termination of any Plan, which could reasonably be anticipated to result in a material liability on the part of the Company or any of the Subsidiaries. Full payment has been made, or provision has been made therefor, of all amounts which the Company or any of the Subsidiaries were required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) has engaged in any nonexempt prohibited transactions in connection with any Plan (or its related trust) with respect to which the Company, any of the Subsidiaries, or any officer, director, employee of the Company or any of the Subsidiaries or, to the knowledge of the Company, any trustee, administrator or other fiduciary of any Plan, would be subject to either a penalty pursuant to Section 502(i) of ERISA or a tax imposed by
     Section 4975 of the Code nor, to the knowledge of the Company, will the consummation of the transactions contemplated by this Agreement constitute such a transaction. Except as disclosed on Schedule 4.14(b), no material claim, action or litigation, has been made, commenced or, to the knowledge of the Company, threatened with respect to any Plan. No Plan or related trust owns any securities in violation of Section 407 of ERISA. No withdrawal by the Company or any of the Subsidiaries, partial or complete, within the meaning of Title IV of ERISA, has occurred or may be reasonably expected to occur with respect to any Plan which is a multiemployer plan which would create a material liability not adequately reserved against by the Company. With respect to each employee pension benefit plan (as defined in Section 3(2) of ERISA) which is a defined benefit plan and is not a multiemployer plan, the assets of such Plan available to meet the accrued liabilities of such Plan would exceed such liabilities, based on the actuarial assumptions used for plan termination. The Company has paid, or has set up an adequate reserve for the payment of, all material liabilities under each Plan.

          SECTION 4.15 Licenses. The Company or a Subsidiary, as the case may be, has obtained all permits, concessions, grants, franchises, licenses and other federal, state, local or foreign governmental authorizations and approvals material, individually or in the aggregate, to the conduct of all or any material part of the business of the Company and the Subsidiaries (collectively, "Licenses"), except where the failure to obtain such Licenses will not have a Material Adverse Effect. All of the Licenses are in full force and effect and, to the best of the Company's knowledge after due inquiry, will not be impaired or adversely affected by the transactions contemplated by this Agreement in a manner or to a degree that would have a Material Adverse Effect. There is not pending or, to the knowledge of the Company, threatened any domestic or foreign suit or proceeding with respect to the suspension, revocation, cancellation, modification or non-renewal of any of such

Licenses, and, except as set forth on Schedule 4.15, no event has occurred that (whether with notice or lapse of time, or both) will or may result in a suspension or revocation of or failure to renew any of the Licenses, the loss of which would have a Material Adverse Effect.

          SECTION 4.16 Trademarks, Trade Names, Patents, etc. The Company or a Subsidiary, as the case may be, has the right to use all U.S. and foreign patents, trademarks, trade names, copyrights, inventions, formulae, trade secrets, manufacturing processes, know-how and other intellectual property rights material for the manufacturing and marketing of the products presently manufactured or marketed by it, including, without limitation, any product licensed from others. To the knowledge of the Company, the transactions contemplated by this Agreement will not impair any such patent, trademark, trade name, copyright or other similar property rights. Neither the Company nor any Subsidiary has any knowledge of any notice or claim or other indication that any such patent, trademark, trade name, copyright or other similar property right is not valid or enforceable by the Company or such Subsidiary, as the case may be, or of any infringement upon or conflict with any such patent, trademark, trade name, copyright or other similar property right of any third party by the Company or such Subsidiary, as the case may be, or any claim of a third party alleging such infringement or conflict.

          SECTION 4.17 Compliance with Other Instruments and Laws. Except as set forth on Schedule 4.17, neither the Company nor any Subsidiary is in violation of any term of its articles of incorporation, as amended, or bylaws, or in violation of any mortgage, indenture, instrument or agreement relating to indebtedness for borrowed money or of any judgment, decree or order which names the Company or any Subsidiary or in violation of any term of any other instrument, contract or agreement to which it is a party or by which it or any of its properties or assets is bound, which violation would have a Material Adverse Effect. Except as set forth on Schedule 4.17, the Company's and each Subsidiary's businesses are in compliance in all material respects with all federal, state, local or foreign statutes, laws, ordinances, rules, governmental regulations, permits, concessions, grants, franchises, licenses or other governmental authorizations or approvals applicable to the operation of such business, except where such violation will not have a Material Adverse Effect.

          SECTION 4.18 Employees. To the Company's knowledge, as of the date of this Agreement, no key employee, or group of employees of the Company has any plans to terminate employment with the Company. Without limiting the generality of Section 4.17, the Company has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining, and it does not have any material labor relations problems (including without limitation threatened or actual strikes or work stoppages or material grievances).

          SECTION 4.19 Disclosure. At the time the Company Proxy Statement (as defined in Section 6.02 hereof) or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any disclosure document filed after the date hereof pursuant to the Securities Act, the Exchange Act or any state securities law (each a "Company Disclosure Document") other than the Company Proxy Statement, at the time of any distribution thereof and throughout the remaining pendency of the Merger each such Company Disclosure Document (as supplemented or amended) will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this subsection (b) will not apply to statements or omissions in the Company Proxy Statement or the Company Disclosure Documents based upon information furnished to the Company by Buyer or Newco specifically for use therein.

          SECTION 4.20 Rights Agreement. The Company's Board of Directors has taken all necessary action to provide that neither Buyer nor Newco will become an "Acquiring Person," that no "Triggering Event," "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Shareholder Rights Agreement, dated as of July 25, 1995, between the Company and First Union National Bank of North Carolina, as Rights Agent, and amended by Amendment No. 1 to Shareholders Rights Agreement, dated as of March 13, 1997 (the "Rights Agreement")) will occur, and that the Rights Agreement will not be applicable to the execution or delivery of this Agreement or any amendment hereto or the consummation of the Merger and other transactions contemplated hereby. The Company has provided to Buyer and Newco written evidence, reasonably satisfactory to Buyer and Newco, of the foregoing.

          SECTION 4.21 Certain Fees. Except in connection with the engagement of J.C. Bradford & Co., neither the Company nor any Subsidiary has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

          SECTION 4.22 Opinion of Financial Advisor. The Company has received the opinion of J.C. Bradford & Co., dated the date hereof, to the effect that, as of such date, the Merger Consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, a copy of which opinion has been delivered to Buyer and Newco.

          SECTION 4.23 Phones. Except as disclosed on Schedule 4.23 hereto, the Company has good and marketable title, free of all liens, claims and encumbrances, to at least 19,500 pay telephones in operation, subject to enforceable site location agreements or generating income for the Company. The average term of such site location agreements for each telephone is at least 40 months.

          SECTION 4.24 Average Net Revenue. The Average Net Revenue shall be at least $90.00 per pay telephone in operation as of the date hereof. For purposes of this Agreement,

"Average Net Revenue" for such pay telephones shall mean the average of the monthly gross revenues minus telephone bills and commissions (excluding dial-around compensation) for the 18 months prior to September 30, 1997.


                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO

          Buyer and Newco represent and warrant to the Company as follows:

          SECTION 5.01 Corporate Organization. Each of Buyer and Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its businesses as now being conducted.

          SECTION 5.02 Authorization. Each of Buyer and Newco has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and Newco, the performance by Buyer and Newco of their respective obligations hereunder and the consummation by Buyer and Newco of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Buyer and Newco, and by Buyer as the sole shareholder of Newco, and no other corporate proceeding on the part of Buyer or Newco is necessary for the execution and delivery of this Agreement by each of Buyer and Newco, the performance of their respective obligations hereunder and the consummation by Buyer and Newco of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Buyer and Newco and is a legal, valid and binding obligation of each of Buyer and Newco, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally or by the availability of equitable remedies generally.

          SECTION 5.03 Proxy Statement; Other Information. None of the information supplied by Buyer or Newco for inclusion or included in the Company Proxy Statement or any other Company Disclosure Document, or in any amendments or supplements thereto, required to be filed with the SEC in connection therewith, will, at the respective times such documents, amendments or supplements are filed with the SEC and mailed to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 5.04 Consents and Approvals; No Violations. Except for (a) applicable requirements of the Exchange Act, (b) expiration of the waiting period under the HSR Act, (c) the filing and recordation of the Georgia Certificate of Merger as required by Georgia Law (d) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (e) filing with, and approval of, the Nasdaq Stock Market and the SEC with respect to the delisting and deregistration of the Shares, and (f) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states or non-U.S. change-in-control laws or regulations, no filing or registration with, no notice to and no permit, authorization, consent or approval of any public or governmental body or authority is necessary for the consummation by Buyer and Newco of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Buyer and Newco nor the consummation by Buyer and Newco of the transactions contemplated hereby nor compliance by Buyer and Newco with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles or certificate of incorporation or bylaws of Buyer or Newco, (ii) at the Effective Time, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or otherwise change the existing rights or obligations of any party thereto) under, any of the terms, conditions or provisions of any note, bond, mortgage indenture, license, agreement or other instrument or obligation to which Buyer or Newco is a party or by which Buyer or Newco, or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or Newco or any of their respective properties or assets, excluding from the foregoing clauses (ii) and
(iii) violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Buyer.

          SECTION 5.05 Financing. Buyer and/or Newco has sufficient funds available, or written commitments providing therefor, to purchase all Shares currently outstanding for the Merger Consideration.

          SECTION 5.06 Certain Fees. Except for ABN AMRO Chicago Corporation, Inc., whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

          SECTION 6.01 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 10.01 hereof, unless Buyer and Newco shall otherwise consent in writing or except as otherwise contemplated by this Agreement:

          (a) the businesses of the Company and the Subsidiaries will be conducted only in the ordinary and usual course; the Company will use its best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and the Subsidiaries; and the Company will promptly notify Buyer and Newco of any event or occurrence or emergency not in the ordinary and usual course of the business of the Company or any Subsidiary or material to the business of the Company and the Subsidiaries, taken as a whole;

          (b) the Company will not (i) amend its articles of incorporation or bylaws or (ii) split, combine or reclassify the outstanding Shares or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares;

          (c) neither the Company nor any Subsidiary will issue or agree to issue any additional shares of, or rights of any kind to acquire shares of, its capital stock of any class other than the issuance of shares of capital stock of a Subsidiary to the Company or, with respect to the Company, Shares issuable upon exercise of outstanding options pursuant to the Stock Option Plans or upon exercise of the Warrants;

          (d) neither the Company nor any Subsidiary will enter into or agree to enter into any new or amended contract or agreement with any unions representing employees of the Company or any Subsidiary;

          (e) except as contemplated by Section 6.04 hereto, the Company will not authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), any acquisition or disposition of a material amount of assets or securities (including, without limitation, the assets or securities of any Subsidiary) or any material change in its capitalization, or enter, other than in the ordinary course of business consistent with past practice, into a material contract or any release or relinquishment of any material contract rights;

          (f) the Company will not, and will not permit any Subsidiary to, (i) enter into or amend any employment, severance or change-in-control agreement, or any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan except as required by law or regulations, or as expressly provided by this Agreement; or (ii) make any contribution to any such plan except for contributions specifically required pursuant to the terms thereof;

          (g) the Company will not (i) except as set forth on Schedule 6.01(g) hereto, create, incur or assume any long-term debt (including, without limitation, obligations in respect of capital leases) or, except in the ordinary course of business under existing lines of credit or except to fund out-of-pocket costs incurred in connection with the transactions contemplated hereby, create, incur, assume, maintain or permit to exist any short-term debt in an aggregate amount for the Company and the Subsidiaries as a whole exceeding $1,400,000; (ii) except as set forth on Schedule 6.01(g), assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly-owned Subsidiaries of the Company in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person other than a wholly-owned Subsidiary (other than customary advances to employees and short-term investments pursuant to customary cash management systems of the Company in the ordinary course and consistent with past practice);

          (h) the Company will neither amend the Rights Agreement nor redeem any of the Rights without the written consent of Buyer; and

          (i) neither the Company nor any Subsidiary shall agree in writing or otherwise to take (i) any action that it is prohibited from taking by this
     Section 6.01, (ii) any action that would be prohibited by Section 6.01(e) in the absence of the exception therein for matters contemplated by Section
     6.04 hereto or (iii) any action that would constitute or is likely to cause or result in a breach of any covenant, agreement, or representation or warranty set forth herein.

          SECTION 6.02 Shareholders' Meeting; Proxy Material. If required under the Georgia Law, the Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Board of Directors of the Company, subject to their fiduciary duties as advised by counsel, will (a) recommend approval and adoption of this Agreement by the Company's shareholders in accordance with
Section 1.02 hereof and (b) use its best efforts to obtain the necessary approval by the Company's shareholders of this Agreement and the transactions contemplated hereby. In connection with such meeting, the Company will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its shareholders a proxy statement and all other proxy materials for such meeting (the "Company Proxy Statement") and will otherwise comply with all legal requirements applicable to such meeting.

          SECTION 6.03 Access to Information. Subject to the terms of Section 7.01, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access throughout the period prior to the Effective Time to all of the offices, properties, business and marketing plans, books, files and records of the Company and the Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and its Subsidiaries. The Company will furnish promptly to Buyer and Newco (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of Federal or state securities laws, and (b) all such other information concerning its business, properties and personnel as Buyer or Newco may reasonably request; provided that no investigation pursuant to this Section 6.03 shall affect any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          SECTION 6.04 No Solicitation. (a) The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or the acquisition of all or substantially all of the assets or capital stock of the Company (an "Acquisition Transaction") or negotiate, explore or otherwise engage in substantive discussions with any person (other than Buyer, Newco or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that
(i) the Company may, in response to a bona fide unsolicited written proposal with respect to an Acquisition Transaction from a credible third party that is not subject to any material financing uncertainties and is more favorable to the shareholders of the Company than the Merger, furnish or disclose non-public information to, and negotiate, explore or otherwise engage in substantive discussions with, or enter into such an agreement with, such third party (provided that it shall concurrently with entering into such agreement pay or cause to be paid to Buyer the amount specified in Section 10.04(b) hereof) and
(ii) upon receipt of an unsolicited written proposal with respect to an Acquisition Transaction that appears, on its face, to meet the requirements set forth in clause (i) above, the Company may explore such proposal with such other person for the purpose of determining whether it meets such requirements, in each case only if the Board determines in good faith by a majority vote, after consultation with its financial advisors and outside legal counsel of the Company, that failing to take such action would constitute a breach of the fiduciary duties of the Board.

          (b) Upon executing this Agreement, the Company shall immediately advise Buyer in writing regarding the identity of any other persons or entities with whom the Company has had direct or indirect contact since September 30, 1997 regarding a possible Acquisition Transaction. Hereafter, the Company shall immediately advise Buyer in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 6.04(a) and furnish to Buyer either a copy of such proposal or a written summary of such proposal.

          SECTION 6.05 Representations; Schedules. Each of the Company, on the one hand, and Buyer and Newco, on the other, (a) will use their reasonable best efforts to take all action necessary to render true and correct as of the Closing its representations and warranties contained in this Agreement, (b) will refrain from taking any action that would render any such representation or warranty untrue or incorrect as of such time, and (c) will perform or cause to be satisfied each agreement, covenant or condition to be performed or satisfied by it.

          SECTION 6.06 Corporate Organization. Notwithstanding anything to the contrary contained in this Agreement or in the Schedules hereto, the Company and each Subsidiary shall take all actions necessary in order to be duly qualified and in good standing on the Effective Date with the Secretary of State and the state regulatory authority governing pay telephone services in each jurisdiction in which the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.


                                  ARTICLE VII

                               COVENANTS OF BUYER

          Buyer agrees that:

          SECTION 7.01 Confidentiality. Buyer will hold, and will use its reasonable best efforts to cause its officers, directors, employees, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all trade secrets and confidential information concerning the Company and the Subsidiaries furnished to Buyer in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by Buyer, (b) in the public domain through no fault of Buyer or (c) lawfully available to Buyer from sources other than the Company; provided, however, that Buyer may disclose such information to its officers, directors, employees, consultants, advisors, agents, banks and other sources of financing in connection with the transactions contemplated by this Agreement so long as such persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially and provided that Buyer shall be responsible for any disclosures of such information by any such persons. If this Agreement is terminated, such confidence shall be maintained and Buyer will, and will use its best efforts to cause its officers, directors, employees, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or on its behalf from the Company in connection with this Agreement that are subject to such confidence.

          SECTION 7.02 Obligations of Newco. Buyer will take all action necessary to cause Newco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

          SECTION 7.03 Indemnification. Buyer shall cause the Surviving Corporation to indemnify, to the full extent permitted under the Georgia Law, the present and former directors or officers of the Company and the Subsidiaries (the "Indemnified Parties") in respect of actions taken prior to and including the Effective Time in connection with their duties as directors or officers of the Company (including the transactions contemplated hereby) for a period of not less than six years from the Effective Time; provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Without limitation of the foregoing, in the event any Indemnified Party becomes involved in such capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated hereby, occurring prior to and including the Effective Time, the Surviving Corporation, to the extent permitted and on such conditions as may be required by applicable law, will periodically reimburse such Indemnified Party for his legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith.


                                 ARTICLE VIII

                      COVENANTS OF BUYER AND THE COMPANY

     The parties hereto agree that:

          SECTION 8.01 Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The Company, Buyer and Newco shall each furnish to one another and to one another's counsel all such information as may be required in order to accomplish the foregoing actions.

          SECTION 8.02 Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Proxy Statement and the Company Disclosure Documents, (b) in determining whether any other action by or in respect of, or filing with, any governmental body, agency or official, or authority or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

          SECTION 8.03 Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

          SECTION 8.04 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Newco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf the Company or Newco, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

          SECTION 8.05 Notices of Certain Events. The Company and Buyer shall promptly notify the other of:

          (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary, on the one hand, or Buyer or Newco, on the other hand, which relate to the consummation of the transactions contemplated by this Agreement; and

          (d) any action, event or occurrence that would constitute a breach of any representation, warranty, covenant or agreement of it set forth in this Agreement.


                                  ARTICLE IX

                           CONDITIONS TO THE MERGER

          SECTION 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Newco to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) if required by the Georgia Law, this Agreement shall have been approved and adopted by the shareholders of the Company in accordance with such Law;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

          (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

          (d) with respect to the obligations of Buyer and Newco, all outstanding employee stock options shall be canceled upon delivery at the Effective Time of the consideration described in Section 2.05;

          (e) with respect to the obligations of Buyer and Newco, there shall not have been a breach of any representation or warranty of the Company set forth in Sections 4.06(b), 4.06(c), 4.11, 4.19 and 4.24 of this Agreement when made or as of immediately prior to the Effective Time, except in each case that with respect to any such representation and warranty that speaks as of a specific date or time, there shall not have been a breach thereof as of such date or time and the Company shall have performed or complied in all material respects with each covenant or agreement of it set forth in this Agreement;

          (f) with respect to the obligations of Buyer and Newco, the individuals who are party to the Consulting and Non-Competition Agreements, the forms of which are attached hereto as Exhibits A, B, C, D, E and F, shall have executed and delivered to Buyer counterparts to such agreements;

          (g) this Agreement shall not have been terminated in accordance with its terms; and

          (h) with respect to the obligations of Buyer and Newco, on the one hand, the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Effective Date as if made on and as of such date, except where the failure of such representations and warranties to be true and correct (after giving effect to the disclosures made by the Company in any disclosure schedules delivered hereto, but disregarding any materiality qualifications contained within the body of such representations and warranties, including, without limitation, Section 4.07(d)) would not, in the aggregate, have a Material Adverse Effect and, with respect to the obligations of the Company, on the other hand, the representations and warranties of Buyer or Newco contained herein shall be true and correct as of the date hereof and as of the Effective Date as if made on and as of such date, except where the failure of such representations and warranties to be true and correct (disregarding any materiality qualifications contained within the body of such representations and warranties) would not, in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Buyer and Newco.

                                   ARTICLE X

                                  TERMINATION

          SECTION 10.01 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

          (a)  by mutual written consent of the Company, Buyer and Newco;

          (b) by either the Company or Buyer, if the Merger has not been consummated by February 27, 1998; provided that no party may terminate this Agreement pursuant to this clause if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

          (c) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Transaction illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Transaction is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (d) by either of Buyer or Newco, if the Company's Board of Directors shall withdraw, modify or change its recommendation or approval in respect of this Agreement or the Merger in a manner adverse to Buyer;

          (e) by either of Buyer or Newco, if the Company's Board of Directors shall have recommended any proposal other than by Buyer or Newco in respect of an Acquisition Transaction;

          (f) by either of Buyer or Newco, if any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Buyer or Newco or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 20% of the outstanding Shares (either on a primary or a fully diluted basis);

          (g) by the Board of Directors of the Company, to allow the Company to enter into an agreement in respect of an Acquisition Transaction which the Board has determined is more favorable to the Company and its shareholders than the transactions contemplated hereby (provided that the termination described in this clause (g) shall not be effective unless and until the Company shall have paid to Buyer the fee described in Section 10.04(b) hereof); or

          (h) by either of Buyer or Newco, if there shall have occurred any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 400 Industrial Companies or in the New York Stock Exchange Composite Index in excess of 15% measured from the close of business on the trading day next preceding the date of this Agreement.

Such right of termination shall be exercised by written notice of termination given by the terminating party to the other parties hereto in the manner hereinafter provided. Any such right of termination shall not be an exclusive remedy hereunder but shall be in addition to any other legal or equitable remedies that may be available to any non-defaulting party hereto arising out of any default hereunder by any other party hereto.

          SECTION 10.02 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or pursuant to resolutions of their respective Boards of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) except for approval of the holders of Shares and, in connection with all HSR Act filings, of the Federal Trade Commission and the Department of Justice, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

          SECTION 10.03 Closing. Subject to the satisfaction of the conditions contained in Section 9.01 hereof, the closing of the Merger contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis in Chicago, Illinois as soon as practicable after the satisfaction or waiver of all of the conditions to the Merger contained in Section 9.01(a) and (b) hereof or at such other time and place as Buyer, Newco and the Company shall agree.

          SECTION 10.04 Effect of Termination; Termination Fee. (a) If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 7.01, and 11.04 shall survive the termination hereof, and except that no such termination shall relieve any party from liability for breach of this Agreement or failure by it to perform its obligations hereunder.

          (b) If (i) Buyer or Newco shall have terminated this Agreement pursuant to any of clauses (d), (e) or (f) of Section 10.01 hereof or (ii) the Company shall have terminated this Agreement pursuant to clause (g) of Section
10.01 hereof, then in either such case the Company shall promptly, but in no event later than two business days after the date of such termination or event, pay Buyer a termination fee of $3,000,000 plus an amount, not to exceed $500,000, equal to Buyer's actual and reasonably documented out-of-pocket expenses directly attributable to the proposed acquisition of the Company, including negotiation and execution of this Agreement and the attempted financing and completion of the Merger, which fee and amount shall be payable in same day funds. In no event shall the Company be required to pay more than one termination fee and reimbursement of expenses pursuant to this Section 10.04(b).

                                  ARTICLE XI

                                 MISCELLANEOUS

          SECTION 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, telex or similar writing) and shall be given,

          If to Buyer or Newco, to:

          Davel Communications Group, Inc.
          601 West Morgan
          Jacksonville, IL  62650
          Attention:  General Counsel
          Facsimile:  (217) 243-6016

          with a copy to:

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, IL  60601
          Attention:  R. Scott Falk
          Facsimile:  (312) 861-2200

          if to the Company, to:

          Communications Central Inc.
          1150 Northmeadow Parkway
          Suite 118
          Roswell, GA  30076
          Attention:  President
          Facsimile:  (770) 751-9082
          with a copy to:

          Hunton & Williams
          600 Peachtree Street, N.E.
          Suite 4100
          Atlanta, GA  30308
          Attention:  J. Stephen Hufford
          Facsimile:  (404) 888-4190

or such other address, telecopy or telex number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile or telex, upon confirmation of receipt, or (b) if given by any other means, when delivered at the address specified in this Section.

          SECTION 11.02 Survival of Representations and Warranties. The representations and warranties contained herein shall not survive the Effective Time. The covenants and agreements contained herein shall not survive the Effective Time or the termination of this Agreement except for the covenants and agreements set forth in Sections 7.01 (only in the event of termination pursuant to Section 10.01), 7.03, 10.04 and 11.04.

           SECTION 11.03 Amendments; No Waivers.

          (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Newco or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the articles of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 11.04 Expenses. Except as provided in Section 10.04, each party shall pay its own costs and expenses relating to this Agreement and the transactions contemplated hereby.

          SECTION 11.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Newco may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase Shares in the Merger, but any such transfer or assignment will not relieve Newco of its obligations hereunder or prejudice the rights of shareholders to receive the Merger Consideration pursuant to the Merger.

          SECTION 11.06 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Georgia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

          SECTION 11.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

          SECTION 11.08 Headings. Section headings used in this Agreement are for convenience only and shall be ignored in the construction and interpretation hereof.

          SECTION 11.09 No Third Party Beneficiaries. Except for Section 7.03, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than the parties hereto.


                               *   *   *   *   *

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                         DAVEL COMMUNICATIONS GROUP, INC.



                         By        David Hill
                           ----------------------------------------
                           Title:  Chairman of the Board



                         PANTHER ACQUISITION CORP.



                         By        David Hill
                           ----------------------------------------
                           Title:  President



                         COMMUNICATIONS CENTRAL INC.



                         By      Roger L. Johnson
                           ----------------------------------------
                           Title:  President & Chief Executive Officer